Exhibit 10.1
Summary of
March 16, 2006 Stock Option Grants
and Performance Awards
For Executive Officers
of Bakers Footwear Group, Inc.
The following table sets forth for each of the Company’s executive officers the number of options and performance share awards granted to each executive officer as of March 16, 2006.:

	Target	Shares of
	Performance	Common Stock
	Award	Underlying
Name and Principal Position (1)	Shares(2)	Options(3)

Peter A. Edison Chairman of the Board and Chief Executive Officer	8,506	5,439

Michele A. Bergerac President and Director	8,506	5,439

Stanley K. Tusman Executive Vice President — Inventory and Information Management	2,378	1,520

Mark D. Ianni Executive Vice President — General Merchandise Manager	2,243	1,434

Joseph R. Vander Pluym Executive Vice President — Stores	2,217	1,418

Lawrence L. Spanley, Jr. Executive Vice President — Chief Financial Officer Treasurer and Secretary	1,750	1,119

(1)	Each of the executive officers is a party to a written employment agreement with the Company and may be a party to other compensation arrangements with the Company that have been filed as exhibits to the Company’s Annual Report on Form 10-K or in other filings with the Securities and Exchange Commission. Bonuses under the Bakers Footwear Group, Inc. Cash Bonus Plan are determined by the Company’s Compensation Committee. The Company’s executive officers are also eligible to participate in the Bakers Footwear Group, Inc. 2003 Stock Option Plan and the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, receive matching employer contributions to the Company’s 401(k) plan, participate in other employee benefit plans and receive other forms of compensation. The Company also pays premiums on a life insurance policy solely for the benefit of Mr. Tusman.

(2)	Represents the target number of performance shares (“Target Award”) awarded under the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan. Each executive officer will receive the applicable Target Award if both the Company’s compound annual growth rate in net sales (“CAGR”) as defined in the form of Notice of Award of Performance Shares equals or exceeds 13.0% and the Company’s return on average assets (“ROAA”) as defined in the form of Notice of Award of Performance Shares equals or exceeds 6.0% over the three fiscal year performance period including fiscal years 2006, 2007 and 2008. Participants will be entitled to a range of awards ranging between 20% of the Target Award (the “Minimum Award”) and up to 200% of the Target Award (the “Maximum Award”) determined by multiplying the percentages set forth in the matrix below, calculated in the discretion of the Company’s Compensation Committee (the “Committee”), by the Target Award. If the minimum performance objectives are not achieved (e.g., 5.0% CAGR and 4.0% ROAA), then no performance awards will be paid. No more than the Maximum Award may be paid to any participant pursuant to the award. If the ROAA and CAGR fall in between the percentages set forth in the matrix, then participants will receive awards based on the next lowest level in the matrix, provided that the Committee may award a proportionate percentage of the Target Award for levels of achievement between the levels specified. Generally, the performance awards do not vest until the end of the performance period, assuming continued employment. Distributions of the performance share awards will be made in shares of common stock or, if determined by the Committee at the time of payment, equivalent value of such shares in cash or a combination thereof, in the Committee’s discretion.

		CAGR
		5.0%	7.5%	10.0%	13.0%	16.0%	20.0%	25.0%

	4.0%	20%	35%	50%	68%	86%	106%	124%
	4.7%	31%	46%	61%	79%	97%	112%	130%
ROAA	5.3%	41%	56%	71%	89%	104%	119%	137%
	6.0%	52%	67%	82%	100%	111%	125%	143%
	8.0%	84%	99%	108%	119%	130%	144%	162%
	10.0%	109%	118%	127%	138%	149%	163%	181%
	12.0%	128%	137%	146%	157%	168%	182%	200%

(3)	Each of the options was issued pursuant to the Bakers Footwear Group, Inc. 2003 Stock Bonus Plan with the following terms. Each of the options vests in three equal annual installments beginning March 16, 2007. All such options expire ten years from the date of grant. Each of the options has an exercise price of $20.06 per share.